VICTORIA LAKE PROPERTY AGREEMENT

THIS  made   day of February, 2003.

BETWEEN:

RUBICON MINERALS CORPORATION, of Suite 888 – 1100 Melville Street, Vancouver, British Columbia, V6E 4A6

("Optionor")

AND:

INTERNATIONAL LIMA RESOURCES CORP., of Suite 516 – 1489 Marine Drive, West Vancouver, British Columbia, V7T 1B8

("Lima")

WHEREAS:

A.

The Optionor, entered into agreements attached as Schedule “B” (“Underlying Agreements”) with the first one with Al Keats and Kevin Keats (the "Interest Holders #1") to acquire 100% right, title and interest, subject to a 2.5% net smelter return, in one mineral license containing 166 mineral claims, and the second one with Al Keats, Kevin Keats and Peter Dimmell (the “Interest Holders #2”) to acquire 100% right, title and interest, subject to a 2.5% net smelter return, in three mineral licences containing 12595 mineral claims;  and additionally has acquired by staking a further 3 mineral licenses containing 629 mineral claims, all located in the vicinity of Badger, Newfoundland .  These 7 licenses are more particularly described in Schedule A attached hereto (the “Property”).

B.

The Optionor desires to option the Property to Lima and Lima is desirous of optioning the said Property upon the terms and subject to the conditions herein contained.

C.

The Optionor and Lima will, at the same time as they enter into this Agreement, enter into an agreement for the option of 11 mineral licenses located approximately 20km west northwest of Gander Newfoundland, which are collectively known as the Glenwood Break Property, and 6 mineral licenses, located 40 km north of Gander, Newfoundland, which are collectively know as the Wings Point Property.  The Property, the Glenwood Break Property, and the Wings Point Property, are collectively referred to as the "Botwood Basin and Golden Promise Property".

NOW THEREFORE in consideration of the premises and of the mutual covenants and provisos herein contained, the parties hereto agree as follows:

1.

Grant of Option

In order for Lima to exercise the option (the “Option”) and earn a 60% interest in the Property, Lima must, over the four year period commencing on the date (the "Approval Date") the TSX Venture Exchange approves this Agreement (the “Option Period”), carry out $1,750,000 in exploration expenditures on the Property and issue 400,000 common shares of Lima (the “Shares”), all as more particularly described below.

2.

Work Expenditures

In order to keep the Option in good standing, Lima shall, in addition to the payments aggregating 400,000 Shares set forth in section 3 hereof, incur during the Option Period, not less than $1,750,000 in Eligible Exploration Expenditures (defined below) on the Property as follows:

(a)

$250,000 on or before the first anniversary of the Approval Date (as a firm and binding commitment);

(b)

an additional $300,000 on or before the second anniversary of the Approval Date;

(c)

an additional $500,000 on or before the third anniversary of the Approval Date; and

(d)

an additional $700,000 on or before the fourth anniversary of the Approval Date.

Any expenditures above the minimum annual work expenditures may be carried forward to subsequent years.

The expenditure requirements in year two, three and four are optional only (but nonetheless required to keep the Option in good standing) and, accordingly, unlike the $250,000 expenditure requirement in year one, are not firm and binding commitments of Lima.

For greater certainty, eligible exploration expenditures (“Eligible Exploration Expenditures”) shall be defined as all exploration expenditures and all property filing fees, including all reasonable technical reporting requirements.

3.

Share Payments

In order to keep the Option in good standing, Lima shall. in addition to the $1,750,000 in Eligible Expenditures set forth in section 2 hereof make, during the Option Period, the following Share payments to Optionor:

(a)

100,000 Shares within five business days of the Approval Date;

(b)

100,000 Shares on or before the first anniversary of the Approval Date;

(c)

100,000 Shares on or before the second anniversary of the Approval Date; and

(d)

100,000 Shares on or before the third anniversary of the Approval Date.

Optionor acknowledges that Optionor shall, in the event that Lima is not in default under the terms of the Option granted hereunder, be responsible for making the Underlying Agreement cash payments and for making the Underlying Agreement share payments of Optionor common shares.

4.

COVENANTS OF LIMA

During the currency of this Agreement, Lima shall:

(a)

be the manager (the “Operator”) of the exploration programs on the Property, and during the first year of the Option, as a firm commitment, Lima will designate the Optionor in year one as a contractor for carrying out the exploration programs for cost plus an 8% overhead fee.  Lima may, in subsequent years, designate the Optionor as contractor for carrying out the exploration programs for subsequent years;

(b)

carry out and record work for assessment purposes and as required to maintain the Property in good standing and will file all property work for assessment purposes up to a maximum of ten years assessment credits; and making all other payments which may be necessary in that regard;

(c)

permit the Optionor, or its representative, duly authorized by it in writing, at its own risk and expense, access to the Property at all reasonable times and to all records prepared by Lima in connection with work done on or with respect to the Property, PROVIDED the Optionor shall not, without the prior written consent of Lima, such consent not to be unreasonably withheld, disclose any information obtained by it or communicated to it, to any third party except as may be required by regulatory bodies having jurisdiction;

(d)

furnish to the Optionor as soon as practical in each year but not later than sixty (60) days after the fiscal year end of Lima, a comprehensive written report on the work carried out by Lima on or with respect to the Property during the preceding year and results obtained;

(e)

provide the Optionor with copies of all news releases relating to the Property for mutual review and acceptance 48 hours prior to release;

(f)

conduct all work on or with respect to the Property in a careful and minerlike manner and in compliance with all applicable laws, rules, orders and regulations, and indemnify and save the Optionor harmless from any and all claims, suits or actions made or brought against  it as a result of work done by Lima on or with respect to the Property; and

(g)

during the currency of the Option where the Optionor is not the contractor, Lima as Operator shall do all things necessary to maintain the rights to the Property and  shall not divest, discharge or allow any claim, lease or interest in the Property to lapse without the express prior written consent of the Optionor.

5.

COVENANTS OF THE OPTIONOR

The Optionor covenants with and represents and warrants to Lima that:

(a)

the Optionor by way of the attached Underlying Agreement (Schedule “B”) has the authority to enter into this Agreement.  Subject to the provisions of section 3 hereof requiring Lima not to be in default under the Option, the Optionor is responsible for making the cash and share payments set out in the Underlying Agreement;

(b)

each of the mineral claims comprising the Property has been duly and validly located and recorded in accordance with the applicable laws of Newfoundland and are valid and subsisting mineral claims as of the date of execution and delivery of this Agreement;

(c)

the Property is in good standing, free and clear of all liens, charges and encumbrances;

(d)

the entering into of this Agreement does not violate any of the terms or conditions of the Underlying Agreement;

(e)

to the Optionor's knowledge,  the Interest Holders are the beneficial and registered or recorded holder of a 100% undivided interest in the Property;

(f)

the Underlying Agreements are in full force and effect and unamended;

(g)

the Optionor it is not in default, and is not aware of the Interest Holders being in default of any covenant or agreement arising under or by virtue of the Underlying Agreement;

(h)

the Underlying Agreement is the entire agreement between the Optionor and the Interest Holders;

(i)

the Optionor has not transferred or encumbered or agreed to transfer or encumber the Underlying Agreement or all or any of its right, title or interest in or to the Underlying Agreement, except as provided for in this Agreement;

(j)

the Optionor has the exclusive right and authority to enter into this Agreement and to dispose of the Property in accordance with the terms hereof, and that no other person, firm or corporation has any proprietary or other interest in the same;

(k)

the Optionor, as contractor conducting the exploration programs on the Property during the first year of this Agreement, and during any subsequent year in which it is a contractor conducting the exploration programs, shall conduct all work on or with respect to the property in a careful and minerlike manner and in compliance with all applicable laws, rules, orders and regulations, and indemnify and save Lima harmless from any and all claims, suits or actions made or brought against him as a result of work done by the Optionor on or with respect to the Property;

(l)

to the best of the Optionor's knowledge, information and belief, any and all previous work conducted on the Property was conducted in compliance with all applicable laws;

(m)

during the currency of the Option, and while the Optionor is contractor, the Optionor shall, subject to the provisions of section 3 hereof requiring Lima not to be in default under the Option, do all things necessary to maintain the rights to the Property and, except as provided in paragraph 11, shall not divest, discharge or allow any claim, lease or interest in the Property to lapse without the express prior written consent of Lima; and

(n)

the Optionor will promptly provide Lima with any and all notices and correspondence from government agencies or the Interest Holders in regard to the Property, work conducted on the Property, or the Underlying Agreement.

The representations and warranties of the Optionor hereinbefore set out form a part of this Agreement and are conditions upon which Lima has relied in entering into this Agreement and shall survive the acquisition of the Property by Lima.

6.

Termination

Lima may elect to terminate this Agreement at any time after the Approval Date provided Lima has made the payment of 100,000 Shares required under section 3(a) and fulfilled the firm commitment under section 2(a) to incur not less than $250,000 on or before the first anniversary date of the Approval Date, by providing 45 days written notice to Optionor providing  Lima agrees to be bound by the terms of this Agreement including those specifically in paragraph 7.  If Lima fails to meet any of the obligations set out in paragraph 2 and 3, in order to keep the Option in good standing, then the Option shall terminate immediately and in such event Lima shall have no further interest in the Option or this Agreement.

7.

Dropping Claims

Lima shall, at any time during the Option Period on or after the completion of the first year exploration expenditures, be permitted to drop up to 50% of the mineral claims comprising the Botwood Basin and Golden Promise Property.  To do so, it must provide written notice of its intention to drop the claims to the Optionor who shall then have a right for a period of 60 days to acquire the claims.  Lima further agrees that any dropped claims will be returned to the Optionor with a minimum of 120 days good standing regarding assessment work before the next assessment work anniversary date.

8.

NSR Buy Down

Upon Lima earning an interest in the Property, Lima will also earn an equivalent interest in the right of Optionor to buy down any NSR Royalty granted in the Underlying Agreement attached in Schedule B of the Agreement.

9.

Underlying Agreement

Lima acknowledges and agrees to be bound by the terms of the Underlying Agreements.

All monies that are held as security deposits with the Newfoundland Government as of the date of this Agreement will be refunded to Optionor upon filing of the required assessment work.

For Government grants received for work on the Property, as funded by Lima, such reimbursement cheques shall be paid to Lima.

10.

Area of Interest

There shall be a prior area of interest (the “Prior Area of Interest”) that is the same as that described in the Underlying Agreements.  There shall also be, for the purposes of this Agreement, an area of interest “Area of Interest” that shall include, with one exception, all property within 2km from the outer boundary of the Property, as constituted at the date hereof.     The exception is the mineral licence 9050M which will only have a 2km area of interest to the south, east and west  - not to the North.

If either party acquires property within the Area of Interest or Prior Area of Interest, whether by map staking or through a third party, then the acquiring party shall offer the property to the other party for inclusion in the Property subject to the terms of this Agreement.  If Lima acquires any such property during the Option Period, then those costs will be credited towards Eligible Exploration Expenditures.  If Rubicon acquires property within the Area of Interest or Prior Area of Interest during the Option Period and Lima accepts them as part of the Property with written notice, then Lima shall pay 100% of the acquisition costs, which shall be credited towards Eligible Exploration Expenditures.

11.

Assignment

This Agreement shall inure to the benefit of and be binding upon each party’s assigns and successors.

In the event that Lima wishes to assign or sell its interest in this Agreement or the Property, then Lima shall offer Optionor the right of first offer on its interest.  Such right shall be exercisable by Optionor within 30 days of Optionor receiving written notification from Lima of its intention to sell.  For greater certainty Optionor shall be free to assign its interest at any time.

12.

Formal Agreement and Joint Venture

In the event that Lima fulfills the requirements of the Option and thereby earns an undivided 60% right, title and interest in and to the Property, Lima and the Optionor will be deemed to have formed a joint venture with the initial participating interests therein being Lima 60% and the Optionor 40%. The parties agree to use their reasonable best efforts to complete a formal agreement prior to the end of the Option Period.   The formal agreement would include but not be limited to the above terms and shall include those terms and items contemplated in Schedule C.   In the event that such contemplated formal agreement is not completed, this Agreement shall remain in force and effect.

13.

Confidentiality

The parties agree to keep all information pertaining to this Agreement and all data and information concerning the Property confidential unless required by regulatory or similar related disclosure.  Subject to applicable law, both Optionor and Lima agree to provide the other with a minimum of 48 hours to review any news releases pertaining to this Agreement or the Property.  Each party shall be permitted to make comments on each release, and the other party agrees to take such comments into account before issuing any release.

14.

Reports

If at any time during the Option Period the Optionor is not the contractor for the exploration programs, Lima shall, as Operator, provide monthly summary technical and accounting reports to Optionor.   While the Optionor is contractor, it shall furnish monthly summary reports and accounting reports to Lima.

15.

Notice

Any notice required to be given under this Agreement shall be deemed to be well and sufficiently given if delivered or if mailed by registered mail in Canada (save and except during the period of any interruption in the normal postal service within Canada) or sent by prepaid telegram or by telecopier, in the case of the Optionor addressed as follows:

Suite 888 – 1100 Melville Street

Vancouver, British Columbia

V6E 4A6

Attention:  Michael Gray

Telephone No.:

604-623-3333

Fax:  604-623-3355

Email:  michaelg@rubiconminerals.com

and in the case of Lima addressed as follows:

Suite 516 – 1489 Marine Drive

West Vancouver, British Columbia

V7T 1B8

Attention:  Mark J. Morabito, President

Telephone No.:

(604) 626-9177

Fax:  604-921-1019

Email:  morabito@shaw.ca

and any notice given as aforesaid shall be deemed to have been given, if delivered, when delivered, if telecopied, when received, or if mailed, or telegraphed, on the third business day after the date of mailing or telegraphing thereof.  Either party may from time to time by notice in writing change its address for the purpose of this section.

16.

Counterparts

This Agreement, notices and future amendments, if any, associated with it may be signed by facsimile in  as many counterparts as may be required.

17.

Prior Agreements

This Agreement supersedes and replaces all prior agreements between the parties hereto with respect to the Property, which said prior agreements shall be deemed to be null and void upon the execution hereof.

IN WITNESS WHEREOF the parties hereto have hereunto executed these presents as of the day and year first above written.

THE CORPORATE SEAL OF	)
RUBICON MINERALS CORPORATION	)
was hereunto affixed in the presence of:	)
)
	)	c/s
)
)
)
Authorized Signatory

THE CORPORATE SEAL OF	)
INTERNATIONAL LIMA RESOURCES CORP.	)
was hereunto affixed in the presence of:	)
)
	)	c/s
)
)
)
Authorized Signatory

Schedule A

Victoria Lake Property Claims

Code	Licence #	License Holder	# of Claims	Work Due	Expenditures	Report Due	Licence Renewal
NF429	9050M	Rubicon Minerals	228	19 Aug 03	$45,600.00	18 Oct 03	19 Aug 07
NF429	9051M	Rubicon Minerals	182	19-Aug-03	$36,400.00	18-Oct-03	19-Aug-07
NF429	9052M	Rubicon Minerals	219	19-Aug-03	$43,800.00	18-Oct-03	19-Aug-07
NF431	8017M	Al Keats	30	28-May-03	$3,660.00	27-Jul-03	28-May-06
NF431	8018M	Calvin Keats	30	28-May-03	$3,660.00	27-Jul-03	28-May-06
NF431	9109M	Al Keats	65	04-Oct-03	$13,000.00	03-Dec-03	04-Oct-07
NF430	8883M	Kevin Keats	166	02-Jul-03	$33,200.00	31-Sep-03	02-Jul-07

Schedule B

Underlying Agreements

Schedule C

Summary Of Major Formal  Agreement & Joint Venture Agreements Terms

1.

Definitions

-

as applicable

2.

Representations and Warranties

-

due incorporation

-

power and authority

-

ownership and title to assets

-

no adverse claim

3.

Purpose and Creation of the Joint Venture

-

best efforts to explore and develop property

-

joint venture does  not create partnership

-

rights and obligations several and not joint or joint and several

-

beneficial ownership in proportion to respective interest

-

rights and obligations of parties strictly limited to the applicable joint venture property

4.

Dilution

-

initial deemed investment at 60% Lima/40% Rubicon will be $2.5 million

-

variation of interest based on proportionate funding of costs

-

reduction of interest below 10% results in loss of interest in consideration of net smelter royalty of 1%

5.

Management Committee – to apply after Lima earns interest

-

two representatives of each party with chairman designated by the Optionee and having casting vote

-

votes equal percentage interest in the property

-

quorum equal to 50% of aggregate Interest

6.

Operator

-

Lima is operator at all times during the currency of the Option and afterwards if it holds at least a 50% interest

-

indemnification for non-negligent activities

-

monthly reports to JV from Operator

7.

Power, Duties and Obligations of Operator

-

standard

8.

Programs – Applicable After Exercise of the Option

-

expenditures incurred pursuant to approved work programs

-

unanimous approval of participants required for an individual work programs or portions thereof  contemplating expenditures in excess of

$_2.0M____ solely related to exploration (as distinct from development expeditures)

-

submission of proposed program within 60 days of completion of previous work programs

-

60 days to elect to participate

-

minimum 6 month, maximum 12 month budget program periods

9.

Accounting Procedures

-

cash calls

-

administration overhead allowance 8% exploration, 3% development, 1.5% mining

10.

Information and Data

-

joint access to Optioned Properties and project data/materials

11.

Partition

-

no partition

12.

Right of First Refusal

-

standard

13.

Royalty

-

net smelter return royalty  general terms as defined in Schedule “B”

14.

Force Majeure

-

standard

15.

Notice

-

similar to Paragraph 15  of Option Agreement

16.

Waiver

-

standard

17.

Further Assurances

-

standard

18.

Use of Name

-

no use of name of other party

19.

Entire Agreement

-

standard

20.

Amendment

-

in writing

21.

Dispute

-

Courts of British Columbia to govern

22.

Right to Audit

-

party acquiring NSR has right to audit

23.

Time

-

standard

24.

Document Retention on Termination

-

standard

25.

Enurement

-

standard

26.

Governing Law

-

Province of British Columbia

27.

Severability

-

standard

28.

Number and Gender

-

standard

29.

Headings

-

standard

30.

Time of the Essence

-

standard

31.

Regulatory Approval

-

standard

32.

Assignment

-

restriction on assignment  (except the Optionor during the Option Period)

-

requirement for consent

-

affiliated parties excluded

-

rejection of assignee